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                                                                    Exhibit 99.1


                                  PRESS RELEASE

Today's date: November 12, 2003                Contact: Bill W. Taylor
Release date: November 12, 2003                Executive Vice President, C.F.O.
                                               (903) 586-9861

          JACKSONVILLE BANCORP, INC. ANNOUNCES EARNINGS FOR YEAR ENDED
                               SEPTEMBER 30, 2003

         Jacksonville, Texas, November 12, 2003 - Jacksonville Bancorp, Inc. (NASDAQ:JXVL) the holding company of Jacksonville Savings Bank, SSB, of Jacksonville, Texas, today reported net income of $5.8 million, or $3.16 diluted earnings per share, for the year ended September 30, 2003 compared to $6.0 million or $3.30 diluted earnings per share for the year ended September 30, 2002. The decrease in net income was due primarily to an increase in total noninterest expense, partially offset by increases in net interest income and total noninterest income.

         Jerry Chancellor, President and CEO stated, "The Bank experienced another very profitable year." He added that "earnings remained relatively stable as interest rates declined during the period."

         Total interest income declined by $1.4 million for the year ended September 30, 2003; however, this decline was more than offset by a decline in total interest expense of $2.1 million. Provision for losses on loans increased by $60,000 for the year. Net interest income after provision for losses on loans for the period increased by $678,000 to $14.8 million from $14.2 million for the year ended September 30, 2002.

         Total non-interest income for the year increased $484,000 to $3.1 million, from $2.6 million for the year ended September 30, 2002. This increase was primarily attributable to an increase in fees and deposit service charges of $367,000 and an increase in real estate operations, net of $137,000. The increase in non-interest income was partially offset by a $9,000 loss on the sale of investment securities and a decline of $11,000 in other non-interest income.

         Non-interest expenses increased by $1.5 million to $9.1 million for the year ended September 30, 2003, from $7.7 million for the prior year. Compensation and benefits increased by $1.2 million to $5.9 million from the prior period due primarily to a provision of $633,000 for retiree healthcare costs. Occupancy and equipment expense increased by $56,000 and insurance expense increased $19,000 from the prior year. For the year ended September 30, 2003, amortization of intangibles increased by $14,000 and other expenses which increased by $174,000.

         At September 30, 2003, assets totaled $472.2 million, liabilities totaled $428.6 million, and stockholders' equity amounted to $43.7 million.



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         Jacksonville Bancorp, Inc. entered into an Agreement and Plan of Merger with Franklin Bank Corp., dated as of August 12, 2003, which provides for the acquisition of Jacksonville Bancorp by Franklin. The parties presently anticipate that the merger will be consummated during the quarter ending
December 31, 2003. Jacksonville Bancorp has scheduled a special meeting of stockholders to be held on December 5, 2003 to consider and vote upon the merger agreement. If the merger is consummated, Jacksonville Bancorp does not anticipate holding its 2004 annual meeting.

         Jacksonville Bancorp, Inc.'s wholly-owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its eight branch, East Texas office network in Tyler (2), Longview (2), Palestine, Athens, Rusk and Carthage.